FOR IMMEDIATE RELEASE

   January 12, 2007

               Contact:   Rosemarie Faccone

         Susan Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES DIVIDEND

FREEHOLD, NJ, January 12, 2007…...........Samuel A. Landy, President of UMH Properties, Inc. (AMEX:UMH) announced that, on January 11, 2007, the Board of Directors declared its quarterly dividend of $0.25 per share payable March 15, 2007 to shareholders of record February 15, 2007.  The Company’s annual dividend rate is $1.00 per share.

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.  UMH has been in operation since 1968, operating as a public company since 1985.

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